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                                                                    EXHIBIT 10.3

          MEMO SUMMARIZING JOHN FORT'S INTERIM CONSULTING ARRANGEMENT

    The Compensation for John F. Fort III shall be set at $150,000 per month as a consultant acting as the Primary Executive Officer with all of the powers of CEO. He shall receive this fee for each month or part of a month worked beginning June 1, 2002 and until a transition is complete as determined by the new Chief Executive Officer. It will include his transportation expenses. He shall not receive any fringe benefits during his tenure. In addition, he shall receive other normal and customary expenses as well as reimbursement for New York Taxes for the period of time worked in New York.